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                                 EXHIBIT 7(b)

                        NON-NEGOTIABLE PROMISSORY NOTE
                        ------------------------------

$50,000,000                                                       July 17, 1998

          FOR VALUE RECEIVED, TCIVG-GIC, Inc., a Colorado corporation ("TCI"), promises to pay to General Instrument Corporation, a Delaware corporation formerly known as NextLevel Systems, Inc. ("GI"), the principal amount of $50,000,000 (the "Principal"), without interest thereon.

          This Note is executed and delivered in connection with the transactions contemplated by the Asset Purchase Agreement dated as of June 17, 1998 among TCI, GI and others. The Principal shall be due and payable in 60 equal monthly installments of $833,333.33 each (the "Monthly Note Payment") and shall be paid to GI in lawful money of the United States in immediately available funds at 101 Tournament Drive, Horsham, PA 19044 or such other place as may hereafter be designated by written notice from GI to TCI, with the first payment being due on August 1, 1998 and the final payment being due on July 1, 2003.

          TCI may from time to time prepay amounts owed under this Note without premium or penalty.

          This Note is executed and delivered in, and shall in all respects be governed by and construed in accordance with, the laws of the State of Colorado, including all matters of construction, validity and performance. This Note may not be assigned by GI without the prior written consent of TCI.

          If suit be brought to enforce this Note, the undersigned shall pay the reasonable fees and expenses, including attorneys' fees and expenses, incurred by GI in enforcing the obligations evidenced hereby.


                                      TCIVG-GIC, INC.


                                      By:_______________________________________

                                      Name:_____________________________________

                                      Title:____________________________________



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